Exhibit 99

CHAPARRAL WINS BOATING MAGAZINE "BOAT OF THE YEAR" AWARD

ATLANTA, GA  December 3, 2008 – Marine Products Corporation (NYSE:MPX) today reported that its wholly owned subsidiary, Chaparral Boats, Inc., has won the prestigious Boating Magazine’s “2008 Boat of the Year” Award for the newly-introduced Chaparral 400 Premiere Sport Yacht.

Boating Magazine has named the Chaparral 400 Premiere the 2008 Boat of the Year in the December issue.  Boating’s Vice President, Editor-in-Chief Randy Steele commented, “No boat has exceeded our standards for breaking new ground like the Chaparral 400.  The Wide-Tech Bow and use of exotic finish materials in the cabin’s interior design also sets this cruiser apart from the others.”  The editors also noted that the bow design adds room forward without sacrificing the quality of the ride or without markedly affecting the speed or handling, unlike other boats where the bow reduces the size of the cabin in the forward section.

Boating’s “Boat of the Year” is chosen each year by the magazine’s Tech Team based on performance, innovation, and value and is regarded as the most prestigious award in the marine industry.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

For information contact:
JIM LANDERS	SHARON LENNON
V. P. Corporate Finance	Investor Relations Manager
404.321.2162	404.321.2172
jlanders@marineproductscorp.com	slennon@marineproductscorp.com